Part II
Item 6. (continued)


                                   EXHIBIT 11
                       CHASE PREFERRED CAPITAL CORPORATION
                       Computation of net income per share
                                   (Unaudited)

Net income for primary earnings per share are computed by subtracting from the applicable earnings the dividend requirements on preferred stock to arrive at earnings applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.


                                       Quarter Ended Nine Months Ended September
                                   30, 1997 September 30, 1997 (in thousands, except per share amounts):
                                   -----------------------------------------

Net income                            $   20,162                  $   60,641
Less:  preferred stock dividend           11,138                      33,413
       requirements                   ----------                  ----------


Net income applicable to common       $    9,024                  $   27,228
       stock                          ----------                  ----------

Shares:

Weighted average number of
       common shares outstanding         572,500                     572,500

Net income per share:                 $    15.76                  $    47.56
                                      ==========                  ==========


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